Exhibit 10.14

KEARNY FEDERAL SAVINGS BANK

AMENDED AND RESTATED

BENEFIT EQUALIZATION PLAN FOR PENSION PLAN

INTRODUCTION

WHEREAS, Kearny Federal Savings Bank has previously adopted the Kearny Federal Savings Bank Benefit Equalization Plan for Pension Plan, effective July 1, 1995 and amended and restated as of January 1, 2009 (the “Prior Plan”); and

WHEREAS, in connection with the conversion (the “Conversion”) of Kearny MHC (the “MHC”) from the mutual holding company to the stock holding company form of organization and the related public stock offering of Kearny Financial Corp., a Maryland stock corporation (the “Company”), the Bank desires to amend and restate the Prior Plan in order to remove any reference to the MHC structure and to make certain other changes; and

WHEREAS, the Prior Plan was “frozen” to new participants and benefit accruals effective July 1, 2007; and

WHEREAS, the Prior Plan may be amended in accordance with Article 7 of the Prior Plan and this amended and restated Kearny Federal Savings Bank Benefits Equalization Plan for Pension Plan (the “Plan”) shall take effect, and supersede and replace the Prior Plan, as of the date of the Conversion.

NOW, THEREFORE, the Plan shall be implemented on the date of the Conversion.

PURPOSE

The adoption of this Plan has been authorized by the Board of Directors of the Kearny Federal Savings Bank (the “Bank”) solely for the purpose of providing benefits to certain employees of the Bank which would have been payable under the Regulations governing the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, as they may be from time to time amended and as adopted by the Bank, but for the limitations placed on benefits for such employees by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto (“IRC”).

This plan is intended to constitute a nonqualified unfunded deferred compensation plan for a select group of management or highly compensated employees. All benefits payable under this Plan shall be paid solely out of the general assets of the Bank. No benefits under this Plan shall be payable by the Financial Institutions Retirement Fund or from its assets.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.02 “Bank” means Kearny Federal Savings Bank and each subsidiary or affiliated company thereof which participates in the Plan.

1.03 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 5 of the Plan to receive the benefit, if any, payable upon the death of a member of the Plan.

1.04 “Board of Directors” means the Board of Directors of the Bank.

1.05 “Committee” means the Administrative Committee appointed by the Board of Directors to administer the Plan.

1.06 “Effective Date.” Notwithstanding anything to the contrary contained herein, this Plan shall be subject to the consummation of the Conversion, and shall become effective as of the Effective Date as defined in the Plan of Conversion and Reorganization of Kearny MHC (which for purposes of this Plan shall be referred to as the “Plan of Conversion”). In the event the Plan of Conversion is terminated for any reason, the Plan shall be automatically terminated and become null and void. The Prior Plan shall remain in full force and effect until the Effective Date. Thereafter, on the Effective Date, the Prior Plan shall be terminated without any further action.

1.07 “Fund” means the Financial Institutions Retirement Fund, a qualified and tax-exempt pension plan and trust under Sections 401(a) and 501(a) of the IRC.

1.08 “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.09 “Member” means any person included in the membership of the Plan as provided in Article 2.

1.10 “Plan” means the Kearny Federal Savings Bank Amended and Restated Benefit Equalization Plan for Pension Plan, effective as of the Effective Date of the Conversion.

1.11 “Prior Plan” means the Kearny Federal Savings Bank Benefits Equalization Plan for Pension Plan initially effective date of July 1, 1995 and amended and restated as of January 1, 2009.

1.12 “Regulations” means the Regulations governing the Comprehensive Retirement Program of the Fund as from time to time amended, and as adopted by the Bank.

1.13 “Senior Officer” means an employee of the Employer who has the title of President, Executive Vice President, Vice President, or Corporate Secretary.

Article 2. Membership

2.01 Every Senior Officer of the Employer who is a member of the Fund on the effective date shall become a member of the Plan on the effective date. Every other employee of the Employer shall become a member of the Plan on the first day of the calendar month coincident with or next following the date he is a Senior Officer of the Employer and a member of the Fund.

2.02 If, on the date that payment of a member’s benefit from the Fund commences, the member is not entitled under Section 3.01 below to receive a benefit under the Plan, his membership in the Plan shall terminate on such date.

2.03 A benefit shall be payable under the Plan to or on account of a member only upon the member’s death or Termination of Employment with the Bank.

Article 3. Amount and Payment of Benefits

Notwithstanding any provision in this Plan to the contrary, effective July 1, 2007, there shall be no new participants or additional benefit accruals.

3.01 The amount, if any, of the annual benefit payable to or on account of a member pursuant to the Plan shall equal the excess of (i) over (ii), as determined by the Committee, where:

(i) is the annual benefit (as calculated by the Fund on the basis of the Regular Form of benefits distribution, as detailed at Section 3.02, herein) that would otherwise be payable to or on account of the member by the Fund under the Regulations if the provisions of the Regulations were administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the IRC; and

(ii) is the annual benefit (as calculated by the Fund on the basis of the Regular Form of benefits distribution, as detailed at Section 3.02, herein) that is payable to or on account of the member by the Fund under the Regulations after giving effect to any reduction of such benefit required by the limitations imposed by Sections 401(a)(17) and 415 of the IRC.

For purposes of this Section 3.01, “annual benefit” includes any “Active Service Death Benefit,” “Disability Benefit,” “Retirement Adjustment Payment,” “Annual Increment,” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Regulations.

3.02 The annual benefit, if any, payable to or on account of a member under Section 3.01 above, shall be converted by the Actuary and shall be payable to or on account of the member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions then used by the Fund to determine actuarial equivalence under the Regulations. For purposes of the Plan the “Regular Form” of payment means an annual benefit payable for the member’s lifetime and the death benefit described in Section 3.03 below.

3.03 Notwithstanding the foregoing, pursuant to Section 1.409A-2(b)(2)(ii) of the treasury Regulations, the member may elect to make a change in the form of a payment from that of the “Regular Form” before any annuity payment has been made under the Plan, from one type of life annuity to another type of life annuity with the same scheduled date for the first annuity payment, and such change will not be considered a change in the time and form of a payment, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions.

3.04 Upon the death of a member who had commenced the payment of his benefit in the “Regular Form”, a death benefit shall be paid to the member’s beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where:

(i) is an amount equal to 12 times the annual benefit, if any, payable under Section 3.02 above; and

(ii) is the sum of the benefit payments, if any, which the member had received under the Plan.

Such benefit shall be payable to the Beneficiary within 60 days of the death of the member.

3.05 If a member to whom an annual benefit is payable under the Plan dies before commencement of the payment of his benefit, the death benefit payable under Section 3.02 and 3.04 shall be payable to the member’s beneficiary as if the payment of the member’s benefit had commenced on the first day of the month in which his death occurred. Such benefit shall be payable to the Beneficiary within 60 days of the death of the member.

3.06 If a member is restored to employment with the Bank after payment of his benefit under the Plan has commenced, all payments under the Plan shall thereupon be discontinued. Upon the member’s subsequent retirement or termination of employment with the Bank, his benefit under the Plan shall be recomputed in accordance with Sections 3.01 and 3.02, but shall be reduced by the equivalent value of the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to such member in accordance with the provisions of the Plan. For purposes of this Section 3.06, the equivalent value of the benefit paid in respect of a member’s previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Fund to determine actuarial equivalence under the Regulations.

Article 4. Source and Method of Payments

4.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Section

671 through 677 of the IRC) to reflect or to aid it in meeting its obligations under the Plan with respect to any member or prospective member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Fund. No member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan.

4.02 All annual benefits under the Plan shall be paid in monthly installments commencing on the first day of the month next following the member’s Termination of Employment, except that no benefit shall be paid prior to the date benefits under the Plan can be definitely determined by the Committee.

Article 5. Designation of Beneficiaries

5.01 Each member of the Plan may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A member may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the member’s death, and in no event shall it be effective as of a date prior to such receipt.

5.02 If no such beneficiary designation is in effect at the time of a member’s death, or if no designated beneficiary survives the member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the member’s estate shall be deemed to have been designated his beneficiary an shall be paid the amount, if any, payable under the Plan upon the member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.

Article 6. Administration of the Plan

6.01 The Board of Directors has delegated to the Administrative Committee, subject to those powers which the Board has reserved as described in Article 7 below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 4 above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02 If the Committee deems it advisable, it shall arrange for the engagement of the Actuary, and legal counsel and certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Fund for purposes of Section 3.01 of the Plan, and delegate to any agent or to any subcommittee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.

6.03 The Committee shall consist of at least three individuals, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board of Directors. Any Committee member may resign at any time. No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan. The Committee member shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

6.04 The Committee shall elect or designate its own Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting, or at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.

6.05 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the member or his beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

6.06 All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

Article 7. Amendment and Termination

The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. The Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

Upon a termination of the Plan, the member may receive a lump sum payment immediately paid to the member (without regard to any actual Termination of Employment) or designated Beneficiary, provided, however, any such distributions to be made in accordance with this Article 7 shall comply with the requirements and limitation under IRC Section 409A, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a Change in Control as defined below, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so the member and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the member’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Bank’s termination of this and all other non-account balance plans (as referenced in IRC Section 409A or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination.

For purposes of this Plan, the term “Change in Control” shall mean the occurrence of any of the following events:

(i) Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, the Conversion shall not be considered a “Change in Control” for purposes of this Agreement.

Article 8. General Provisions

8.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the members, and the successors, assigns, designees, and estates of the members. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.

8.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any member from its employ.

8.03 The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

8.04 No right or interest of a member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.

8.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

8.06 To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

8.07 All elections, designations, requests, notices, instructions, and other communications from a member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

8.09 No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Fund and each Committee member and each employee, officer or director of the Bank or the Fund, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.10 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.11 The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.12 The Plan shall be construed according to the laws of the State of New Jersey in effect from time to time.

Article 9 Section 409A Compliance.

9.01 Notwithstanding anything herein to the contrary, the Committee shall make reasonable efforts to administer the Plan and make benefit payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at IRC Section 409A and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with IRC Section 409A(a)(1)(B); provided, however, neither the Bank, nor the Committee shall have any responsibility to a member or Beneficiary with respect to any tax liabilities that may be applicable to any payments made by the Plan.

9.02 If any provision of the Plan shall be determined to be inconsistent with the requirements of IRC Section 409A, then, the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with IRC Section 409A, and if such construction is not possible, as if such provision had never been included.

9.03 Delay of Payment Commencement to Specified Employees. Notwithstanding any provision in the Plan to the contrary, if a member is a Specified Employee, such member’s benefit payments shall become first payable to him or her as of the first day of the seventh month next following his or her Termination of Employment, if and only if such payments, if made earlier, would result in the recipient of such payments to pay additional interest and taxes to be imposed in accordance with IRC Section 409A(a)(1)(B); provide that such payment delay shall not be required in the event of the death or Disability of a member. “Specified Employee” shall mean a key employee who, at any time during the plan year, is (i) an officer of the Bank having an annual compensation greater than $150,000 (as indexed), (ii) a 5-percent owner of Company, or (iii) a 1-percent owner of the Company having an annual compensation from the Bank greater than $150,000; provided, however, that this subparagraph shall only be effective if the stock of the Bank or the Company (or another parent corporation of the Bank or the Company) is publicly traded as set forth at Section 409A(a)(2)(B)(i).

9.04 Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change must be submitted in writing by the member to the Bank and shall be considered made only when it becomes irrevocable under the terms of the Plan. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Committee, subject to the following rules:

(i) the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(ii) the payment (except in the case of death, Disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(iii) in the case of a payment made at a specified time, the election to make a change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

9.05 Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in IRC Section 409A (taking into account all rules and presumptions provided for in the Section 409A regulations). No separation from service is deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the member’s right to reemployment is provided by law or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the member will return to perform services for the Bank. If the period of leave exceeds six months and the member does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the member to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and member reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the member would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank if the member has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the member continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the member is permitted, and realistically available, to perform services for other service recipients in the same line of business. The member is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the member during the immediately preceding 36-month period. The member will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the member during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the member reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank if the member has been providing services to the Bank for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For periods during which the member is on a paid bona fide leave of absence and has not otherwise terminated employment, the member is treated as providing bona fide services at a level equal to the level of services that the member would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the member is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period).

9.06 De Minimus Lump Sum Payment. Notwithstanding the foregoing, the Bank may, in its sole discretion, commence pay-out of a member’s annual benefit at any time, provided that such pay-out amount shall be in an amount equal to not less than the lump sum value of such annual benefit balance determined on the date of such pay-out; provided that such pay-out (1) accompanies the termination of the member’s entire interest under the Plan and all similar arrangements that constitute a non-account balance plan under Regulations at Section 1.409A-1(c)(2) applicable to IRC Section 409A and (2) the payment is not greater than the applicable dollar amount under IRC Section 402(g)(1)(B).

9.07 Disability shall mean: the member: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank.

This Benefit Equalization Plan has been duly adopted this ___ day of ___________, ______, to be effective as of the Effective Date of the Conversion.

Kearny Federal Savings Bank

Craig L. Montanaro, President and
Chief Executive Officer

Attest:

Sharon Jones
Corporate Secretary